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                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

                   EXCHANGE OFFER FOR ALL OF ITS OUTSTANDING
          13 3/4% SERIES B SENIOR NOTES DUE 2007 (CUSIP NO. 57773AAC6)
                          AND SOLICITATION OF CONSENT

                       PURSUANT TO THE OFFERING MATERIALS
                              DATED MARCH 14, 2002

     THE EXCHANGE OFFER AND CONSENT SOLICITATION (THE "EXCHANGE OFFER") WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 11, 2002, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). TENDER OF OLD NOTES MAY BE WITHDRAWN AND THE CORRESPONDING CONSENT MAY BE REVOKED AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To:  Brokers, Dealers, Commercial Banks
     Trust Companies and Other Nominees                           March 14, 2002

     Maxcom Telecomunicaciones, S.A. de C.V., a Mexican company ("Maxcom" or the "Company"), is offering and soliciting Consent, as defined below, upon the terms and subject to the conditions set forth in the Offering Circular dated March 14, 2002, (the "Offering Circular"), Certain Financial Forecast Information supplement, dated as of March 14, 2002, (the "Financial Forecast Information" and together with the Offering Circular, the "Offering Materials") and in the enclosed Letter of Transmittal and Consent (the "Letter of Transmittal and Consent"), to exchange an aggregate principal amount of U.S.$275,000,000 of its 13 3/4% Series B Senior Notes due 2007 ("Old Notes") for:

          1. (a) an aggregate of $175,000,000 principal amount of New Senior Notes due 2007 ("New Notes"); and (b) an aggregate of 28,050,000 CPOs representing an aggregate of 28,050,000 shares of Series N2 Preferred Stock; and

          2. solicitation for Consent (the "Consent") from holders of the Old Notes to amend and/or waive some provisions of the Indenture dated as of March 17, 2000, between Maxcom and The Bank of New York (the "Indenture").

     The purpose of the Exchange Offer is to: (1) reduce the Company's debt service burden in order to improve its liquidity and attract additional investment and, therefore, continue the build out of its infrastructure and the growth of its business; (2) amend the Indenture to eliminate all its restrictive covenants and events of default; and (3) waive any obligation of Maxcom under such Indenture to offer to redeem all outstanding Old Notes because of any change of control resulting from the Exchange Offer and the private equity investment of U.S.$66.2 million in the Company.

     We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

          1.  Offering Circular dated March 14, 2002;

          2.  Certain Financial Forecast Information dated March 14, 2002;

          3. The Letter of Transmittal and Consent for your use and for the information of your clients;

          4. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          6.  Return envelopes addressed to the Exchange Agent for the Old
     Notes.
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YOUR PROMPT ACTION IS REQUESTED.

     Please note that the Exchange Offer will expire at 5.00 P.M., New York City time, on April 11, 2002, unless extended by the Company.

     To participate in the Exchange Offer and Consent Solicitation, a duly executed and properly completed Letter of Transmittal and Consent, with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and Consent and in the Offering Materials.

     The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Materials and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as otherwise provided in the instructions in the Letter of Transmittal and Consent.

     Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Citigate Dewe Rogerson, the Information Agent for the Old Notes, at its address and telephone number set forth at the end of the Letter of Transmittal and Consent.

                                         Yours very truly,

                                         MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL AND CONSENT.

Enclosures

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